(l)(3)

                                     FORM OF
                               PURCHASE AGREEMENT

                            ABSOLUTE RETURN PORTFOLIO
                        TOTAL MARKET LONG/SHORT PORTFOLIO

      The Glenmede Fund, Inc., a Maryland corporation (the "Company"), and The Glenmede Trust Company, N.A., a Pennsylvania corporation ("Glenmede Trust"), hereby agree with each other as follows:

      1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Absolute Return Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

      2. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one Share of the Company's Total Market Long/Short Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

      3. Glenmede Trust represents and warrants to the Company that each Share is being acquired for investment purposes and not with a view to the distribution thereof.

      IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the __th day of ________, 2006.


                                               THE GLENMEDE FUND, INC.
ATTEST:




_______________________                        _______________________
By: Kimberly C. Osborne                        By:    Mary Ann B. Wirts
Title: Executive Vice President                Title: President


                                               THE GLENMEDE TRUST COMPANY, N.A.

ATTEST:


_______________________                        _______________________
By:                                            By:
Title:                                         Title: